SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   July 17, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


Caterpillar Inc. and German-based Claas KGaA announced today they have received all necessary approvals and will now form the North
American joint venture company Caterpillar Claas America LLC.

The joint venture company will market and eventually manufacture several models of the Lexion line of combine harvesters. The combines are designed to meet North American customer requirements and will be distributed under the Caterpillar trademark.

"This demonstrates Caterpillar's strong commitment to the ag industry and our desire to bring new technology to North American farmers," said Bob Strube, president of Caterpillar Agricultural Products Inc. "It brings together two premier manufacturers with reputations for innovation and market-leading specialization."

"The ag industry continues shifting toward larger farms that rely on advanced technology for maximum productivity. Caterpillar and Claas, with this joint venture, are ready to meet the North American farmers' needs for technologically-advanced combines," Strube said.

"We are excited that North American farmers can now realize the high productivity inherent with Lexion combines," said Theo
Freye, general manager of Caterpillar Claas America LLC. "This alliance, and the exceptional strength of the Cat dealer organization, will give farmers in North America the opportunity to experience a new, higher level of quality and performance in their harvest cycle," said Freye, who has been with Claas for more than 17 years.

The Claas range of Lexion combines, introduced two years ago in Europe, incorporates the latest in harvesting technology, including automated machine controls and a patented threshing system. During last year's harvest, the combines underwent extensive field testing in North America, producing exceptional results.


Caterpillar introduced its first rubber-belted agricultural tractor in 1987. Today, the Challenger tractor line includes six models. In 1996, the company formed Caterpillar Agricultural
Products Inc. as a subsidiary to put a greater focus on the agricultural market. This joint venture is further evidence of the company's goal to be a leader in the agriculture equipment business.

Claas KGaA, based in Harsewinkel, Germany, is Europe's market leader in combines and forage harvesters. It is also a leading manufacturer of balers, grassland equipment and material handlers, with production factories in Germany, France and England. Claas reported 1996 sales of about U.S. $1 billion.

Caterpillar is the world's leading manufacturer of construction and mining equipment, natural gas engines and industrial gas turbines. It is also a leading global manufacturer of diesel engines.
Headquartered in Peoria, Ill., the company posted record sales in 1996 of U.S. $16.5 billion.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     CATERPILLAR INC.



                                     By:  /s/ R. Rennie Atterbury III
                                          R. Rennie Atterbury III
                                              Vice President


Date:  July 17, 1997